                                                                     EXHIBIT 5.1

                              Opinion of Counsel


                                  May 5, 1998


Heller Financial, Inc.
500 West Monroe Street
Chicago, IL 60661

     RE: Registration Statement on Form S-8 of Heller Financial, Inc. (the "Registration Statement") registering $50,000,000 in deferred compensation obligations


Ladies and Gentleman:

     I have acted as Associate General Counsel for Heller Financial, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to $50,000,000 of deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of the Company issued under the Heller Financial, Inc. Executive Deferred Compensation Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
(i) the Registration Statement, to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; and
(iv) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement and the approval of certain amendments to the Plan. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of all documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the subject of the foregoing, I am of the opinion that when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principals of equity.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                               Very truly yours,

                               /s/ Mark J. Ohringer

                               Mark J. Ohringer
                               Associate General Counsel